PLAN AND AGREEMENT OF MERGER

THIS PLAN AND AGREEMENT OF MERGER, dated as of December 11, 2008, between Capital City Petroleum, Inc., a Delaware corporation ("CCP"), and Capital City Energy Fund XVI, LP, a Delaware limited partnership ("CCEF"). CCP and CCEF are hereinafter collectively referred to as (the "Constituent Companies").

WITNESSETH:

WHEREAS, CCP is a corporation duly organized and existing under the laws of the State of Delaware, having filed its Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on September 21, 2006;

WHEREAS, CCEF is a limited partnership duly organized and existing under the laws of the State of Delaware, having filed its Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware on May 3, 2007; and

WHEREAS, the Board of Directors of CCP and Managing General Partner of CCEF deem it advisable and in the best interests of the Constituent Companies and CCP's stockholders that CCEF be merged with and into CCP, which shall be the surviving company (the "Surviving Company"), as authorized by the statute of the State of Delaware under and pursuant to the terms and conditions hereinafter set forth, and the Board of Directors and sole stockholder of CCP and Managing General Partner of CCEF have duly approved this Plan and Agreement of Merger (the "Merger Agreement").

NOW, THEREFORE, BE IT RESOLVED, that in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms of the merger provided by this Merger Agreement, the mode of carrying the same into effect, the manner and basis of converting the partnership interests of CCEF and such other details and provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the conditions hereinafter set forth, as follows:

ARTICLE I

The Merger

At the effective time of the merger, as hereinafter defined, CCEF shall be merged with and into CCP, and CCP is hereby also designated as the Surviving Company, which shall continue its corporate existence as a Delaware corporation to be governed by the laws of the State of Delaware (the "Merger").

ARTICLE II

Terms of the Merger

The terms of the Merger are (in addition to those set forth elsewhere in this Merger Agreement) as follows:

(a) At the Effective Time of the Merger:

(1) The Constituent Companies shall become a single company, which shall be CCP, the corporation designated herein as the Surviving Company.

(2) The separate existence of CCEF shall cease.

(3) The Surviving Company shall have all the rights, privileges, immunities and powers and shall be subject to the duties and liabilities of a corporation organized under the General Corporation Law of the State of Delaware.

(4) The Surviving Company shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature, of CCEF; and all property, real, personal and mixed, and all debts due on whatever account and all other chooses in action, and all and every other interest, of or belonging to or due to CCEF, shall be taken and deemed to be transferred to and vested in the Surviving Company without further act or deed.

(5) The Surviving Company shall henceforth be responsible and liable for all liabilities and obligations of CCEF; and any claim existing or action or proceeding pending by or against CCEF may be prosecuted as if the Merger had not taken place, or the Surviving Company may be substituted in its place. Neither the rights of creditors nor any liens upon the property of CCEF shall be impaired by the Merger.

(b) At the Effective Time of the Merger, the officers of CCP shall remain the officers of the Surviving Company to serve in accordance with the By-laws of the Surviving Company or until their respective successors shall have been duly elected and shall have qualified.

ARTICLE III

Effect of Merger on Stock

(a) The manner and basis of converting the partnership interests of CCEF and the mode of carrying the Merger into effect are as follows:

> (1) All of the partnership interests of CCEF at the Effective Time of the Merger shall be converted to 820,546 shares of common stock of Capital City Energy Group, Inc. ("CETG"), the parent company of CCP, having a value of $1,837,008 (based on the closing stock price of CETG immediately prior to the Effective Date).

(b) At the Effective Time of the Merger, CCEF shall be deemed to have been merged into CCP, and CCP shall be the Surviving Company.

ARTICLE IV

Certificate of Incorporation and By-laws

(a) The Certificate of Incorporation of the Surviving Company at the Effective Time of the Merger shall be and constitute the Certificate of Incorporation of the Surviving Company until amended in the manner provided by law.

(b) The By-laws of the Surviving Company as existing and constituted immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger, be and constitute the By-laws of the Surviving Company until amended in the manner provided by law.

ARTICLE V

Other Provisions with Respect to the Merger

(a) As soon as practicable after the obtaining of all necessary regulatory approvals, if any, all required documents shall be executed, delivered, filed and recorded, and all required acts shall be done in order to accomplish the Merger under the provisions of the applicable statutes of the State of Delaware.

(b) This Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, by mutual consent of the Constituent Companies.

ARTICLE VI

Approval and Effective Time of the Merger

The Merger shall become effective when the following actions shall have been taken:

(a) This Merger Agreement shall be adopted and approved on behalf of each Constituent Company in accordance with the General Corporation Law of the State of Delaware; and

(b) This Merger Agreement as so adopted and approved, when certified, executed and acknowledged in accordance with the General Corporation Law of the State of Delaware, along with a certificate of merger, certified, executed and acknowledged in accordance with the General Corporation Law of the State of Delaware, shall be filed in the office of the Secretary of State of Delaware (the time and date on which this Merger Agreement or a certificate in lieu hereof has been filed in the office of the Secretary of State of Delaware, being herein referred to as the "Effective Time of the Merger").

ARTICLE VII

Miscellaneous Provisions

(a) If at any time the Surviving Company shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company the title to any property or rights of CCEF acquired by or as a result of the Merger, the General Partner of CCEF and the officers of the Surviving Company, respectively, shall be, and they hereby are, severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of CCEF or the Surviving Company to vest, perform or confirm title to such property or rights in the Surviving Company and otherwise carry out the purposes of this Agreement.

(b) For the convenience of the parties, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

(c) This Agreement cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

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IN WITNESS WHEREOF, this Merger Agreement has been duly executed and delivered by each Constituent Company that is a party to this Merger as of the date first written above.

Capital City Petroleum, Inc., a Delaware corporation

By: ______________________
Timothy Crawford, Chief Executive Officer

Capital City Energy Fund XVI, LP, a Delaware limited partnership

By: CCEF XVI GP, LLC
Its: General Partner

By: Avanti Energy Partners, LLC
Its: Sole Member

By: Capital City Petroleum, Inc.
Its: Sole Member

By: ______________________
Timothy Crawford, Chief Executive Officer